Independent Auditors Consent



To The Board of Trustees  and Shareholders of
Prime Cash Fund:

We consent to the use of our report dated January 31, 2001 with respect to Prime Cash Fund incorporated herein by references and to the refernces to our Firm under the headings "Financial Statements" and "Transfer Agent, Custodian, and Auditors".


KPMG Peat Marwick LLP
/s/KPMG Peat Marwick LLP

New York, New York
April 13, 2001

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